Exhibit 11
                             THERMO REMEDIATION INC.

                        Computation of Earnings per Share


                                                       Three Months Ended
                                                   --------------------------
                                                      June 29,        July 1,
                                                          1996           1995
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   Computation of Primary Earnings per Share:

   Net Income (a)                                  $ 1,028,000    $ 1,180,000
                                                   -----------    -----------
   Shares:
     Weighted average shares outstanding            12,832,975     12,145,406

     Add: Shares issuable from assumed exercise
          of options and warrants (as determined
          by the application of the treasury
          stock method)                                420,982              -
                                                   -----------    -----------
     Weighted average shares outstanding,
       as adjusted (b)                              13,253,957     12,145,406
                                                   -----------    -----------
   Primary Earnings per Share (a) / (b)            $       .08    $       .10
                                                   ===========    ===========